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                                                                   EXHIBIT 23(D)

                          CONSENT OF FINANCIAL ADVISOR


     We hereby consent to the reference to our name appearing herein under the captions entitled "Summary -- The Merger -- Opinions of FFBC's Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger" and "The Merger -- Opinions of FFBC's Financial Advisors." We further consent to the use of our letter to the Board of Directors of Fidelity Financial Bankshares Corporation concerning the fairness of the financial terms of the proposed merger, appearing as Appendix II to the Proxy Statement/Prospectus contained herein.

                                         /s/ ARNOLD G. DANIELSON

                                         ARNOLD G. DANIELSON, CHAIRMAN
                                         DANIELSON ASSOCIATES INC.

Rockville, Maryland
January 15, 1997